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                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


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                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: May 15, 2002


  (These materials are intended to be released to one or more shareholders,
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                ==============================================
Press Release

Source:  C. Robert Coates

C. ROBERT ("BOB") COATES ASKS NETRO'S CFO TO HONOR DISCLOSURE RULES

LAKE FOREST, Ill., May 15, 2002 C. Robert ("Bob") Coates today asks Sanjay Khare, Netro's (NASDAQ: NTRO) CFO to adhere to all disclosure rules in his campaigning for Netro's directors.

Robert Coates said, "Netro's directors and management appear to be extremely concerned about the possibility of our winning seats on Netro's board of directors. Shareholders say that Netro's proxy solicitors are actually calling them at home, at night, to ask for their votes.

"More important, Netro's directors and CEO have sent their CFO, Sanjay Khare, out to campaign for Netro's directors. We know that Netro's CFO has made special presentations to several high priority investors. Apparently, these presentations contain much more information than Netro has provided in its filings with the SEC. Netro's CFO has asked these people to keep this information confidential and not share it with other investors or with us.

"This selective disclosure of information by a CFO to gain an advantage in a proxy contest has very serious implications. First, it makes a fair election impossible. There is just no way for us to rebut claims or statements by Netro if we never see or hear them. Second, it favors a small group of investors over all other investors."

Robert Coates went on to say, "Frankly, we are disappointed by this win at any cost mentality that benefits Netro's management and the directors at the expense of shareholders. We ask Netro's CFO for immediate disclosure of the information in his campaign presentations."